EXHIBIT 99.1

Cortland Bancorp Declares Quarterly Cash Dividend of $0.06 Per Share

CORTLAND, Ohio, July 28, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share. The dividend will be payable on September 1, 2015, to shareholders of record as of the close of business on August 10, 2015.

"With the continued profitability of our franchise, we are again delighted to reward our shareholders with a quarterly cash dividend of $0.06 per share," said James Gasior, President and Chief Executive Officer.

Cortland Bancorp recently reported earnings of $916,000, or $0.21 per share, for the second quarter of 2015, compared to $1.0 million, or $0.23 per share, for the second quarter of 2014. Year-to-date, earnings were $2.1 million or $0.46 per share, versus $2.4 million or $0.52 per share in 2014.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

CONTACT: James M. Gasior, President & CEO
         (330) 282-4111